Investing in MLPs
S&P MLP Index
Barclays Capital Inc., and its affiliates, and BlackRock Investments, LLC, and its affiliates, do not provide tax advice, and nothing contained herein should be construed to be tax advice.  Please be advised that any discussion of U.S. tax matters contained herein (including any attachments):  (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties, and (ii) was written to support the promotion of marketing of the transactions or other matters addressed herein.  Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.
Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-169119
December 3, 2012

Master Limited Partnerships (MLPs)
MLPs are publicly traded limited partnerships
Trade on an exchange like common stocks
Generally considered partnerships for US federal income tax purposes
MLPs generally own energy infrastructures, such as crude oil or natural gas pipelines
Establish long term contracts with energy companies for use of the infrastructure
Aim to generate consistent fee-based revenue
Historically, demand for use of energy infrastructure has had low correlation with commodity prices
MLPs are hybrid securities - historically competitive yield and price appreciation
Yield is historically comparable to high yield credit
Price appreciation is historically comparable to equity markets
Historically, credit (yield spread) dominates short-term horizon, while growth determines longer term performance
MLPs are a growing asset class
Market capitalization increased from $8 billion in 1995 to $281 billion in 2011

1. Source: Factset, 12/29/1995 - 12/30/2011.
1

The S&P MLP Index
The performance of the Index is subject to certain risks. See page 12 for more information.
1. Source: Bloomberg, for the period 9/7/2008 – 6/7/2012.
2. Outerformance relative to the S&P500 (annualized price change: -0.5%). Source: ibid.

The S&P MLP Index (the “Index”) is a benchmark index tracking leading US Master
Limited Partnerships
Key features:
1. Appreciation
•
Historical average price appreciation: 5.8% per
annum¹
•
Outperforming other equity benchmarks
2. Income
•
Historical average yield per annum is
7.23%¹
and potentially more attractive
on a tax-adjusted basis
•
Revenues generally consistent throughout business cycles, because dependent on long-term contracts
3. Diversification
•
Typically low correlation to equity and bond markets over the long term
•
Typically low correlation to underlying commodity, because supported by fee-
based businesses
²

1. Index value appreciation
S&P MLP Index Alerian MLP Index¹ S&P 500
®
Annualized Returns 5.8% 5.8% -0.5%
Annualized Volatility 24.7% 24.4% 26.1%
Average Annual Coupon 7.2% 7.2% 2.2%
Correlation vs. S&P 500
®
Index 73.2% 73.2% 100.0%
Returns over Volatility Ratio 0.235 0.239 -0.02

40
50
60
70
80
90
100
110
120
130
140
9/6/2007
3/6/2008 9/6/2008 3/6/2009 9/6/2009 3/6/2010 9/6/2010 3/6/2011 9/6/2011 3/6/2012 9/6/2012
S&P MLP Index
Alerian MLP Index
S&P 500 ®
Source: Bloomberg. Data shows calculations for the period 9/7/2007 – 10/01/2012.
1. The Alerian MLP index is an index tracking the performance of the 50 most prominent energy MLPs.
Index returns are for illustrative purposes only. Index performance returns do not reflect any investor fees, transactions costs and expenses.
Indexes are unmanaged and one cannot invest directly in an Index. Past performance is not indicative of future results.

Dec-07
Mar-08
Jun-08
Sep-08
Dec-08
Mar-09
Jun-09
Sep-09
Dec-09
Mar-10
Jun-10
Sep-10
Dec-10
Mar-11
Jun-11
Sep-11
Dec-11
Mar-12
Jun-12
Sep-12

BARCLAYS

2. Quarterly distributions
Source: Bloomberg 9/7/2007 – 9/10/2012.
Past performance does not guarantee future results.
• Historically, distribution from the S&P MLP Index constituents have been:
• Significantly higher than dividends from securities in the S&P 500
®
• Consistent throughout the business cycle

0.00%
0.50%
1.00%
1.50%
2.00%
2.50%
3.00%
S&P MLP Index TR
Alerian MLP Index
S&P 500 ®

3. Diversification

S&P 500 TR
Index
MSCI US REIT
Gross TR
Henry Hub
Natural Gas
Spot Price
WTI Cushing
Crude Oil Spot
Price
Barclays U.S.
Treasury: 7-10 Y
Barclays US
Corporate
High Yield
2007 0.42 0.33 -0.20 0.26 -0.15 0.27
2008 0.76 0.45 0.15 0.50 -0.09 0.64
2009 0.72 0.45 0.16 0.31 0.06 0.66
2010 0.68 0.59 0.18 0.69 0.03 0.67
2011 0.68 0.69 0.36 0.59 0.03 0.44
2012 YTD 0.62 0.56 0.20 0.60 0.05 0.57
1-Year 0.64 0.64 0.29 0.58 0.00 0.47
2-Year 0.66 0.58 0.18 0.60 -0.07 0.54
5-Year 0.70 0.46 0.12 0.46 0.02 0.62
S&P MLP TR Index Correlation   with Benchmarks
1
Source: Bloomberg, 9/7/2007–10/31/2012, based on weekly data.
1. Correlation is the term used to describe the historical statistical relationship between two or more quantities or variables. Perfectly correlated assets have a correlation coefficient of one, while the correlation coefficient is zero when returns on two assets are completely independent.

MLP investment vehicles (1/2)

Direct MLP Investment ETNs ETFs and Mutual Funds
Anticipated US federal
income tax treatment at
investment level
Partner in the MLP; income and
deductions flow through to investors
Pre-paid forward contracts Shares in a corporation (which may owe corporate-level tax)
Anticipated U.S. federal
income tax treatment of
distributions
Distributions are generally not
immediately taxable but reduce an
investor’s basis; however, because of
the “flow-through” nature of MLPs,
investors are taxed on their allocable
share of the MLP’s income (such
income increases basis and may be
less than the MLP’s distributions).
Coupons taxed as ordinary income Dividends taxed as ordinary dividend income to the extent of the
ETF’s earnings and profits (which
may be less than the ETF’s
distributions); thereafter,
distributions are generally not
immediately taxable but reduce an
investor’s basis
Anticipated U.S. federal
income tax
consequences of exit
Mix of ordinary income (to recapture
certain deductions) and capital gain
or loss
Generally capital gain or loss, except
that long-term capital gain in excess of
what would have been recognized with
a direct MLP investment will likely be
recharacterized as ordinary income
and subject to an interest charge
Capital Gain or loss
Tax forms K-1, multiple state filings 1099 1099
1
2
3
1. Barclays Capital Inc.  and its affiliates, and Blackrock Investments LLC, and its affiliates, do not provide tax advice.  Any discussion of U.S. federal income tax matters herein is provided as a matter of general information, and should not be construed to represent tax advice.  Please be advised that any discussion of U.S.
tax matters contained herein (including any attachments):  (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S.
tax-related penalties, and (ii) was written to support the promotion of marketing of the transactions or other matters addressed herein.  You should refer to the applicable prospectus for any relevant MLP, ETN, ETF or Mutual Fund for more detailed information, and should also consult your tax advisor prior to making any investment decision.
2. MLP ETFs and Mutual Funds are typically organized as “C corporations” for U.S. federal income tax purposes, rather than “regulated investment companies”.
3. Investors in MLP ETNs may need to demonstrate that the “net underlying long-term capital gain” which would have been recognized upon a direct MLP investment with clear and convincing evidence; otherwise, all gain on an MLP ETN could be recharacterized as ordinary income that is subject to an interest charge.

MLP investment vehicles (2/2)

Direct MLP Investment ETNs ETFs and Mutual Funds
Return deviations from
direct MLP investment
None Investor fee; may be subject to tax at
earlier times and higher rates than a
direct MLP investment
Management Fee, Tracking error
& tax reductions
Liquidity Intraday on exchange Intraday on exchange
ETF:
Intraday on exchange
Mutual
Funds:
daily creation
Legal structure Partnership Debt security C corporation
Main risks Market risk Credit and market risk; tax treatment is uncertain
Market risk; tax treatment is
uncertain
90
95
100
105
110
115
120
125
130
1/4/2011 4/4/2011 7/4/2011 10/4/2011 1/4/2012 4/4/2012 7/4/2012
S&P MLP TR Index
Average MLP Mutual Fund Total Returns
Average MLP ETF Total Returns
Average MLP ETN Total Returns
Source: Bloomberg 9/01/2010 – 10/01/2012.
Average MLP ETF / Mutual Funds performance is the calculated market cap weighted average of  MLP ETFs / Mutual Funds outstanding for each month
Index returns are for illustrative purposes only. Index performance returns do not reflect any investor fees, transactions costs and expenses.
Indexes are unmanaged and one cannot invest directly in an Index. Past performance is not indicative of future results.
The analysis assumes full reinvestment of dividends and distributions, and does not take into account possibly different reinvestment tax treatments.

Appendix

iPath

Diversified Large Cap
C-Corp General Partners
Natural Gas
Refined Products & Crude Oil
Exploration & Production
General Partners
Other
Wholesale Distribution
Marine Transportation
Coal

BARCLAYS

MLP structure
A General partner (GP) and one or more limited partners (LPs) constitute the partnership
GP manages the partnership operation, owns a share of partnership, and receives a share of distributions that is dependent on the partnership’s performance.
LPs provide capital, receives cash distributions generated from operations
Structural benefits
Fee-based revenues are usually specified
in long term contracts and increase at or
above inflation
Most MLPs are monopolies in their
region – high cost of the assets creating
barriers to entry
MLPs usually fund projects with secondary
units or debt issuance - market approval
required for funding
Source: Factset as of 9/28/2012

0%
10%
20%
30%
40%
Market Cap by Sector

60%
50%
40%
30%
20%
10%
0%
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012

$300
$250
$200
$150
$100
$50
$0
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011

MLP investors
As of 6/30/12:
Institutions (such as MLP hedge funds) held 44.8%1
Retail investors (such as high net worth individuals) held the other 55.2%
¹
Source: Factset, 12/29/1995 - 6/30/2012.

Institutional Ownership Market Cap (bn)

Selected Risk Considerations
An investment in any iPath ETNs linked to the S&P MLP Index (the “ETNs”) involves risks.  Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement.
You May Lose Some or All of Your Principal:
The ETNs are exposed to any decrease in the Volume Weighted Average Price (“VWAP”) level between the inception date and the applicable valuation date.  Additionally, if the VWAP level is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the VWAP value has increased.  Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components.  The
ETNs are riskier than ordinary unsecured debt securities and have no principal protection.
Credit of Barclays Bank PLC:
The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party.  Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of
Barclays Bank PLC to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption.  In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs.
Issuer Redemption:
Barclays Bank PLC will have the right to redeem or “call” the ETNs (in whole but not in part) at its sole discretion and without your consent on any trading day on or after the inception date until and including maturity.
The Payment on the ETNs is Linked to the VWAP Level, Not to the Closing Level of the Index and Not to the Published Intraday Indicative Value of the
ETNs: Your payment at maturity or upon early redemption is linked to the performance of the VWAP level, as compared to the initial VWAP level.  Although the
VWAP level is intended to track the performance of the Index, the calculation of the VWAP level is different from the calculation of the official closing level of the
Index.  Therefore, the payment at maturity or early redemption of your ETNs, may be different from the payment you would receive if such payment were determined by reference to the official closing level of the Index.
No Guaranteed Coupon Payments: You are not guaranteed to receive coupon payments on the ETNs. You will receive a coupon payment on a coupon payment date only to the extent that the accrued dividend exceeds the accrued investor fee on the relevant coupon valuation date.  The amount of the accrued dividend on any coupon valuation date depends in part on the aggregate cash value of distributions that a reference holder would have been entitled to receive in respect of the index constituents prior to the relevant coupon valuation date.
Market and Volatility Risk: The return on the ETNs is linked to the performance of the VWAP level of the Index which, in turn, is linked to the performance of the master limited partnerships and other securities that are included as index constituents at any time.  The prices of the index constituents may change unpredictably and, as a result, affect the level of the Index and the value of your ETNs in unforeseeable ways.
Concentration Risk: The index constituents are companies in the Energy Sector or Gas Utilities Sector, as determined by the GICS ® classification system. In addition, many of the index constituents are smaller, non-diversified businesses that are exposed to the risks associated with such businesses, including the lack of capital funding to sustain or grow businesses and potential competition from larger, better financed and more diversified businesses.  The ETNs are susceptible to general market fluctuations in the energy and gas MLP market and to volatile increases and decreases in value, as market confidence in, and perceptions regarding the index constituents change.  Your investment may therefore carry risks similar to a concentrated securities investment in one industry or sector.

A Trading Market for the ETNs May Not
Develop:
Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs.
Restrictions on the Minimum Number of ETNs and Date Restrictions for
Redemptions:
You must redeem at least 50,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement.
Tax
Treatment:
Significant aspects of the tax treatment of the ETNs may be less favorable than a direct investment in MLPs and are uncertain. You should consult your own tax advisor about your own tax situation.
Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting www.iPathETN.com
or EDGAR on the SEC website at
www.sec.gov.
Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-
877-764-7284, or you may request a copy from any other dealer participating in the offering.
BlackRock Investments, LLC assists in the promotion of the iPath ETNs.
The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs.
Barclays Capital Inc., and its affiliates, and BlackRock Investments, LLC, and its affiliates, do not provide tax advice, and nothing contained herein should be construed to be tax advice.  Please be advised that any discussion of U.S. tax matters contained herein (including any attachments):  (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties, and (ii) was written to support the promotion of marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.
“S&P ® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones ® is a registered trademark of Dow Jones Trademark Holdings
LLC (“Dow Jones”); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC. The S&P ® trademark has been sublicensed for certain purposes by Barclays Bank PLC. The S&P MLP index (the “Index”) is a product of S&P Dow Jones Indices LLC and has been licensed for use by Barclays Bank
PLC.  The ETNs are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively,
“S&P Dow Jones Indices”).  S&P Dow Jones Indices does not make any representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the Index to track general market performance.
©2012 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0636
NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE